SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K


                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  June 9, 1995



                   JMB INCOME PROPERTIES, LTD. - VI
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        (Exact name of registrant as specified in its charter)




     Illinois                    0-9485                 36-2936728
-------------------         --------------         --------------------
(State or other               (Commission          (I.R.S. Employer
 Jurisdiction of             File Number)           Identification No.)
 Incorporation)




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)





Registrant's telephone number, including area code:  (312) 915-1987
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                  CENTURY CITY NORTH OFFICE BUILDING

                        Los Angeles, California
                        -----------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. JMB Income Properties, Ltd.-VI (the "Partnership") owned Century City North Office Building (the "Property") located in Los Angeles, California. On June 9, 1995 the mortgage lender, Aetna Life Insurance Company ("Lender"), concluded proceedings to realize upon its security. The deed was conveyed to the lender on such date, pursuant to a conveyance agreement dated May 31, 1995 between the Partnership and the lender.

        The Los Angeles office building market is depressed at the present time and though occupancy had improved to 88% in the last few months the Property still had a significant amount of vacancy at the time of conveyance. The Partnership had been exploring the possibility of selling its interest in the Property. In view of the extremely competitive nature of the marketplace, releasing costs (including the downtime to locate new tenants) were expected to continue to be high. Because the Partnership's and the Property's reserves had been virtually exhausted, the Partnership was delinquent in the payment of its November and December of 1994 scheduled debt service and, as of January 1, 1995, had suspended all payments of the scheduled debt service on the first mortgage loan. Accordingly, in January 1995, the Partnership received a notice of default from the first mortgage lender. As previously reported, in May of 1995, the first mortgage lender notified the Partnership that it had decided to act upon its available remedies under the loan documents and would acquire title to the Property through a deed in lieu of foreclosure or foreclosure sale.

        As a result of the disposition of the Property, the Partnership will recognize a gain for financial reporting and Federal income tax purposes with no corresponding distributable proceeds.

        In addition, as a result of the lender realizing on its security in the Property, the Partnership no longer owns any investment properties either directly or through interests in joint ventures. It is not anticipated that any remaining cash or investments held by the Partnership will be available for distribution, but will instead be required to satisfy certain outstanding Partnership liabilities.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
        (a) Financial Statements.  Not applicable.
        (b) Pro forma financial information - Narrative.

        As a result of the lender realizing upon it security in the Property, there will be no further rental income, property operating expenses, depreciation, or mortgage interest expense recorded for the Property which for the Property's most recent fiscal year (the year ended December 31, 1994) were $13,766,000, $5,282,000, $1,196,000 and $19,054,000, respectively. Rental income, property operating expenses, depreciation, and mortgage interest expense for the Property for the three months ended March 31, 1995 were approximately $3,412,000, $1,326,000, $303,000 and $4,147,000, respectively.
Also, as a result of the lender realizing upon its security in the Property, there will be no further assets and liabilities related to the Property, which at March 31, 1995 consisted of land, building and improvements, deferred lease commissions, deferred management fees and deferred rents receivable (net of accumulated depreciation and amortization) of approximately $42,032,000; cash and other current assets of approximately $3,013,000; current portion of long-term debt and current portion of note payable (including accrued interest) of approximately $108,019,000, and other liabilities of approximately $5,843,000. The Partnership will record a gain on disposition of investment property of approximately $74,000,000 and $64,000,000 for financial reporting and Federal income tax purposes respectively in 1995.

        (c) Exhibits.
            1)    Notice of Trustee's Sale dated May 4, 1995.

                              SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           JMB INCOME PROPERTIES, LTD. - VI

                           By:  JMB Realty Corporation
                                Managing General Partner



                                By:   C. SCOTT NELSON
                                      -----------------------------------
                                      C. Scott Nelson, Vice President
                                      Accounting Officer






Dated:  June 23, 1995